SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):  January 19, 2000


                          McMoRan Exploration Co.
           (Exact name of registrant as specified in its charter)



        Delaware                001-07791              72-1424200
    (State or other         (Commission File         (IRS Employer
    jurisdiction of              Number)             Identification
    incorporation or                                    Number)
     organization)



                            1615 Poydras Street
                        New Orleans, Louisiana 70112
                  (Address of principal executive offices)

                               (504) 582-4000
            (Registrant's telephone number, including area code)




Item 5. Other Events
        --------------
The following news release was made by McMoRan Exploration Co. on January 19, 2000:


HIGHLIGHTS
 . McMoRan Exploration Co. (NYSE: MMR) acquired from Texaco the right to explore all or parts of 89 offshore Gulf of Mexico leases covering 391,000 gross acres. We have committed to spend $110 million for exploration of these leases through June 30, 2003.
 . MMR purchased from Shell Offshore Inc. interests in 56 exploratory leases containing approximately 260,000 gross acres primarily in Gulf of Mexico offshore Louisiana for a total of $37.7 million.
 . The transactions with Texaco and Shell have provided us the foundation for an aggressive exploration program and the opportunity for MMR to experience significant growth.
 . MMR purchased certain oil and gas interests from Phosphate
  Resource Partners Limited Partnership (PLP) for $32 million. A lawsuit brought by PLP and its parent, IMC Global Inc., was withdrawn.
 . MMR commenced drilling of the Vermilion Block 408 #1 exploratory well on December 11, 1999. The well reached a total depth of 8,000 feet and encountered 167 feet of net oil pay.
 . Initial production of Brazos A-19 commenced at a rate in excess of 80 million cubic feet (MMCF) of gas per day in October 1999. The well is currently shut-in pending remedial action for damage associated with a shut-down of the well in November 1999.
 . MMR's fourth-quarter 1999 oil and gas sales volumes totaled approximately 3,400 MMCF of gas and 298,000 barrels of oil and condensate, including approximately 248,000 barrels from Main Pass 299.
 . Sulphur sales for the fourth quarter of 1999 totaled approximately 731,000 long tons, representing MMR's share of mine production at Main Pass 299 and purchased sulphur.
 . MMR's preliminary year-end 1999 proved oil and gas reserves, including Main Pass 299 oil, totaled 92.5 billion cubic feet of gas equivalents (BCFE). Main Pass 299 proved sulphur reserves at year-end 1999 totaled 13.7 million long tons, reduced to reflect a decreased production rate and lower price outlook. A future increase in sulphur prices could result in a restoration of the reserves being reduced at year-end 1999.

                                         Fourth Quarter       Twelve Months
                                      ------------------  -------------------
                                        1999      1998      1999      1998 a
                                      --------  --------  ---------  --------
                                      (In thousands, except per share amounts)
  Revenues                            $ 58,529  $ 29,977  $ 244,031  $ 45,902
  Operating income (loss)                 (883)   (2,224)       111   (19,324)
  Net income (loss)                       (773)   (2,136)       109   (18,116)
  Diluted net income (loss )per share    (0.06)    (0.16)      0.01     (1.96)
  Diluted average shares outstanding    12,807    13,283     13,651     9,230

a. Our 1998 financial statements reflect the historical assets, liabilities and operating results of McMoRan Oil & Gas Co., as the  acquiring entity in the  merger with Freeport-McMoRan
  Sulphur Inc.   Freeport  Sulphur's operating  results, assets
  acquired and  liabilities assumed  are included on  and after
  November 17, 1998.
b.    Includes  special   charges  of  $1.1   million  representing
  additional depreciation expense, including abandonment and reclamation accruals, resulting from the downward revision of reserves for the Main Pass 299 sulphur mine; and an inventory adjustment of $2.7 million to record our inventory at its expected sales value. These charges were partially offset by a $3.1 million decrease in an obligation whose value is tied to expected sulphur market prices.


NEW ORLEANS, LA, January 19, 2000 - McMoRan Exploration Co. today reported a net loss of $0.8 million, $0.06 per share, for the fourth quarter of 1999 compared with a net loss of $2.1 million, $0.16 per share, for the fourth quarter of 1998. For the twelve months ended December 31, 1999, we recorded net income of $0.1 million, $0.01 per share compared to a net loss of $18.1 million, $1.96 per share for the comparable twelve month period in 1998.

OPERATIONAL ACTIVITIES:
   Effective January 1, 2000, we acquired from Texaco Exploration and Production Inc. the right to explore 89 oil and gas tracts. The properties cover 391,000 gross acres located in water depths ranging from 10 to 2,600 feet, in federal and state waters offshore Louisiana and Texas. We committed to spend $110 million for exploration activities on these properties through June 30, 2003. If we drill successful exploratory wells to specified depths and commit to install development facilities, we will earn varying interests in the prospects, depending on the options elected by Texaco. We will earn at least a majority of Texaco's working interest in the property, and Texaco can elect to retain either a working interest or an overriding royalty.

  On January 14, 2000, MMR purchased from Shell Offshore Inc. (Shell), Shell's interest in 56 exploratory leases containing approximately 260,000 gross acres located primarily in the Louisiana offshore Gulf of Mexico area for a total of $37.7 million. Shell retained an overriding royalty interest in the properties. The leases are located in water depths up to 2,000 feet. Shell's ownership interests in the leases acquired range from 25 to 100 percent. MMR's acquisition of four of the leases is subject to preferential rights.

  The Texaco and Shell transactions significantly enhance our presence on the continental shelf of the Gulf of Mexico where we have conducted oil and gas exploration, development, and production operations for more than 25 years. These two transactions along with our current lease inventory, give us exploratory rights to approximately 170 blocks covering approximately 750,000 gross acres. We now have a substantial foundation for an aggressive exploration program with one of the broadest exploration acreage positions in the Gulf of Mexico held by an independent. We believe there are significant opportunities to discover meaningful oil and gas reserves by using advanced 3-D seismic data and other state-of-the-art technology in selecting exploration prospects. With our seasoned explorationists and our existing large data base, we are focused on providing our shareholders significant opportunities for growth.

  In November 1999, MMR entered into an agreement with Phosphate Resource Partners Limited Partnership which terminated PLP's participation in the McMoRan Exploration Program (Exploration Program). Under the agreement, we purchased Phosphate Resource Partners' 47 percent interest in the Exploration Program, which included three producing properties and an inventory of exploration properties and leases, for $32 million. The sale was effective October 1, 1999 and MMR now owns a 95 percent interest in the Exploration Program with an individual investor owning the remaining five percent. Additionally, both Phosphate Resource Partners and its parent, IMC Global Inc., dismissed with prejudice their lawsuit against MMR.

REVENUES / PRODUCTION:
     MMR's fourth-quarter 1999 oil and gas revenues totaled $15.6 million, including $5.1 million from Main Pass Block 299 oil, compared to $5.7 million during the fourth quarter of 1998, which included $1.8 million from Main Pass from November 17, 1998 through year end 1998. Our fourth quarter revenues reflected higher average realized prices for both oil and gas which were $21.41 per barrel and $2.68 per thousand cubic feet
(MCF) of gas, respectively, compared with $8.93 per barrel and $2.06 per MCF during the year-ago period. Average net daily production was approximately 37 million cubic feet of gas and 3,250 barrels of oil and condensate, including Main Pass 299 which had daily oil production during the fourth quarter of approximately 2,700 barrels.

     Fourth-quarter 1999 revenues from sulphur operations totaled $42.9 million compared with $24.3 million during the fourth quarter of 1998, which included operations from November 17, 1998 through year end 1998. We sold approximately 731,000 long tons of mined and recovered sulphur during the 1999 quarter. The Tampa sulphur market price decreased $5.00 per ton during the period to $62.50 per long ton. Although sulphur market prices for the first half of 2000 have not been established, sulphur demand in the U.S. domestic market has been negatively affected by production curtailments of major phosphate fertilizer producers in response to the cyclical nature of the fertilizer market. As a result of these market conditions, we expect that sulphur prices may decline further
during the first half of 2000.   Recovery of phosphate
fertilizer demand and re-start of idled U.S. phosphate fertilizer plants would favorably influence sulphur prices.

DRILLING ACTIVITIES:
Vermilion Block 408 #1.  We commenced drilling of the
Vermilion Block 408 #1 exploratory well in December 1999. The well reached a total depth of 8,000 feet and encountered 167 feet of net oil pay. The well is in the process of being flow tested and will be saved for future development. We own a 28.5 percent working interest and a 22.9 percent net revenue interest in the #1 exploratory well. Vermilion Block 408 covers 5,000 acres located in approximately 380 feet of water 115 miles offshore Louisiana.

Grass Island Prospect.   During the third quarter of 1999, we
farmed-in the Grass Island prospect located in the shallow onshore waters of Espiritu Santo Bay, Calhoun County, Texas. We began drilling the State Tract 210 #6 exploratory well on November 1, 1999. The well reached an approximate total depth of 12,000 feet in December. As operator, we set a liner and have saved and temporarily abandoned the well. We are evaluating the sands encountered in the well to assess future operating alternatives, including the possibility of future testing of the well and additional drilling. By drilling this well, we earned an approximate 46.6 percent working interest and a 32.1 percent net revenue interest after payout.

Vermilion Block 144/145. We plan to commence drilling an exploratory well to a total depth of 17,000 feet on the Vermilion Block 144/145 prospect during the first quarter of
2000.   The prospect is located in 90 feet of water and is
adjacent to our producing field at Vermilion 160. We own a 95 percent net working interest and a 76.3 percent net revenue interest in the two leases which cover 9,063 acres.

Grand Isle 40/41.    We farmed-in this prospect and plan to
commence drilling of an exploratory well to a total depth of 16,500 feet during the first quarter of 2000. We can earn up to a 95 percent working interest and a 68.5 percent net revenue interest under the terms of the agreement. These two blocks are located in 90 feet of water and are 20 miles offshore Grand Isle, Louisiana and cover 10,625 acres.

Brazos A-19.   Development of the Brazos Block A-19 JC #1 well
was completed in the third quarter of 1999. Initial production of the well commenced early in the fourth quarter at a rate in excess of 80 MMCF of gas per day. During a shut-down of the well in November 1999, the operator detected a pressure buildup in the production casing and subsequently found significant damage to the production tubing. The well currently remains shut-in, pending remedial action for damage associated with the shut-in. While the estimates of proved reserves for the well remain unchanged, additional costs will be required to restore production, and revenues from the well will be delayed. We have an approximate 26.4 percent net revenue interest in Brazos Block A-19, which covers 5,760 acres and is located in approximately 135 feet of water, 35 miles offshore Texas. We, along with our partners, have acquired the adjacent leases located at Brazos Blocks A-9 and A-26.

RESERVES: MMR's preliminary year-end 1999 proved oil and gas reserves totaled approximately 92.5 BCFE composed of 62.3 BCF of gas and 5.0 million barrels of oil and condensate, including Main Pass 299. This represents an increase of approximately 12 percent from proved reserves of 82.4 BCFE at December 31, 1998, which was comprised of 58.5 BCF of gas and 4.0 million barrels of oil and condensate.

     MMR's Main Pass 299 proved sulphur reserves at year-end 1999 totaled 13.7 million long tons compared with 52.4 million long tons at December 31, 1998. Although our estimate of physically producible sulphur has not changed, we have reduced our estimates of commercially recoverable reserves primarily based on our expectations of a decreased production rate at the mine, partially offset by an anticipated decrease in costs. These factors have also caused us to reduce the expected useful life of the mine from 30 years to 10 years, which will result in an increase in abandonment and reclamation accruals by approximately $3.0 million per year. The price of sulphur is a critical factor in the determination of commercially recoverable reserves. A future increase in sulphur prices could result in a restoration of the reserves being reduced at year-end 1999. Changes in our sulphur reserve estimates are expected to have no impact on the amount of sulphur we produce and sell from Main Pass in 2000, and any shortfall from production in the future is expected to be offset by increases in our purchases of recovered sulphur.

OTHER:
Homestake Mining Company (Homestake), our 16.7 percent partner in the Main Pass 299 sulphur mine, has elected to waive its right to produce its share of sulphur for 2000. We have advised Homestake that in our opinion the conditions necessary to make the election do not exist. Homestake has filed suit seeking a declaratory judgement supporting its position and has not paid the first monthly installment for operating expenses for 2000. We believe that the election, even if effectively made, will not have a material adverse effect on our financial condition or results of operations, except that we may lose approximately $500,000 per quarter of operating income from fees in 2000 under our processing and marketing agreement with Homestake.

SHARE PURCHASES: During the fourth quarter of 1999, we purchased 64,800 shares of our common stock for approximately $1.4 million, an average of $21.05 per share. We purchased an additional 191,200 shares for $3.9 million, an average of $20.33 per share through January 18, 2000. As of January 18, 2000, approximately 364,000 of the total 2 million shares authorized remain available for purchase. On December 31, 1999, we had 12,785,169 shares of common stock outstanding.

  MMR is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area; and the mining, purchasing, transporting, terminaling, and marketing of sulphur.


CAUTIONARY STATEMENT. This press release contains certain forward-looking statements regarding exploration, development and acquisition activities, production rates, sulphur prices and the possible loss of processing and marketing fees from Homestake. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil, natural gas and sulphur; drilling results; unanticipated fluctuations in flow rates of producing wells; oil, natural gas and sulphur reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and mine closure costs. Such factors and others are more fully described in more detail in MMR's 1998 Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available by calling 1-800-469-1252 and on our web site at http://www.mcmoran.com.

                      McMoRan EXPLORATION CO.
                STATEMENTS OF OPERATIONS (Unaudited)

                                 Three Months Ended       Years Ended
                                    December  31,        December  31,
                                 ------------------  ---------------------
                                   1999a    1998a      1999a       1998a
                                 --------  --------  ---------    --------
                                  (In Thousands, Except Per Share Amounts)
Revenues                         $ 58,529  $ 29,977  $ 244,031    $ 45,902
Costs and expenses:
Production and delivery            44,884b   25,198    188,548b,c   27,728
Depreciation and amortization       9,237d    3,842     37,059d     17,733
Exploration expenses                1,478       698      6,411      14,533e
General and administrative
 expenses                           4,368     2,463     15,007       5,679
Gain on sale of property,
 plant and equipment                 (555)      -       (3,105)       (447)
                                 --------  --------  ---------    --------
  Total costs and expenses         59,412    32,201    243,920      65,226
                                 --------  --------  ---------    --------
Operating income (loss)              (883)   (2,224)       111     (19,324)
Interest expense                     (388)     (238)      (679)       (238)
Other income, net                      82       326        748       1,446
                                 --------  --------  ---------    --------
Net income (loss) before
income taxes                       (1,189)   (2,136)       180     (18,116)
Income tax (provision) benefit        416       -          (71)        -
                                 --------  --------  ---------    --------
Net income (loss)                $   (773) $ (2,136) $     109    $(18,116)
                                 ========  ========  =========    ========

Net income (loss) per share
 of common stock:
  Basic                            $(0.06)   $(0.16)     $0.01      $(1.96)
                                   ======    ======      =====      ======
  Diluted                          $(0.06)   $(0.16)     $0.01      $(1.96)
                                   ======    ======      =====      ======
Average common shares
 outstanding:
  Basic                            12,807    13,283     13,385       9,230
                                   ======    ======     ======       =====
  Diluted                          12,807    13,283     13,651       9,230
                                   ======    ======     ======       =====


a. Includes the results of Freeport-McMoRan Sulphur Inc. (Freeport Sulphur), on and after November 17, 1998.
b. Includes $2.7 million charge to record inventory at its expected sales value at December 31, 1999.
c. Includes $3.9 million of business interruption insurance proceeds associated with the Main Pass mine claim.
d. Includes $1.1 million associated with the acceleration of depreciation expense and abandonment and reclamation accruals for the Main Pass mine as a result of a downward revision of its proved reserves.
e. Includes $9.1 million of unsuccessful exploratory drilling and leasehold costs.

                   OPERATING DATA (Unaudited)

                                  Three Months Ended          Years Ended
                                      December  31,           December 31,
                                 --------------------   ----------------------
                                    1999      1998         1999        1998a
                                 ---------  ---------   ----------   ---------
Sales volumes:
     Gas (thousand cubic feet,
          or MCF)                3,407,000  1,767,800   14,026,000   8,634,100
     Oil (barrels) b               298,000    222,500    1,353,600     304,100
     Sulphur (long tons) b         730,600    386,600    2,973,100     386,600
Average realization:
     Gas (per MCF)                 $  2.68    $  2.06      $  2.30     $  2.14
     Oil (per barrel) b              21.41       8.93        15.92       10.33
     Sulphur (per long ton) b        58.06      62.40        63.16       62.40

a. The prior period effects of the re-determination of ownership interests in Vermilion Block 160 were excluded from the above table, which would have reduced annual volumes of gas and oil by approximately 150,400 mcf and 6,200 barrels, respectively, and reduced the combined revenues from gas and oil by approximately $486,000.
b. Includes  operating  data of  Freeport  Sulphur  on  and  after
   November 17, 1998. Main Pass oil operations contributed approximately 248,000 and 1,102,600 barrels at average realizations of $20.63 and $15.50 for the three months and year ended December 31, 1999, respectively. Main Pass oil contributed 202,700 barrels at an average realization of $8.60 per barrel for the period November 17, 1998 through December 31, 1998.

                    McMoRan EXPLORATION  CO.
              CONDENSED BALANCE SHEETS (Unaudited)

                                                    December 31,
                                               -----------------------
                                                 1999 a       1998 a
                                               ---------     ---------
                                                   (In Thousands)
ASSETS
Cash and cash equivalents                      $    -        $  17,816
Accounts receivable                               25,652        32,076
Inventories                                       16,619        14,915
Deferred tax asset and prepaid expenses            4,236         4,762
                                               ---------     ---------
  Total current assets                            46,507        69,569
Property, plant and equipment, net               198,532b      187,137
Deferred tax asset                                32,370        31,834
Goodwill (net of accumulated amortization
  of $451 and $144, respectively)                 11,602        18,078
Other assets                                      12,270        13,770
                                               ---------     ---------
Total assets                                   $ 301,281     $ 320,388
                                               =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities       $  44,797     $  41,444
Current portion of reclamation and mine
 shutdown reserves and other                       4,818         7,145
                                               ---------     ---------
  Total current liabilities                       49,615        48,589
Reclamation and mine shutdown reserves            55,126        60,047
Long-term debt                                    14,000           -
Other long-term liabilities                       27,469        32,952
Stockholders' equity                             155,071c      178,800
                                               ---------     ---------
Total liabilities and stockholders' equity     $ 301,281     $ 320,388
                                               =========     =========

a. Includes the assets acquired and liabilities assumed following the acquisition of Freeport Sulphur on November 17, 1998.
b. Reflects a revision of the initial purchase price assigned to certain assets acquired from Freeport Sulphur. Recorded values of the Main Pass sulphur mine were reduced by $19.6 million, while recorded values of Freeport Sulphur's transportation and terminaling assets were increased by $22.1 million.
c. Includes the purchase of approximately 1.4 million shares of McMoRan common stock for $26.5 million.


                     McMoRan EXPLORATION CO.
               STATEMENTS OF CASH FLOW (Unaudited)


                                                         Years Ended
                                                         December 31,
                                                   -----------------------
                                                     1999 a        1998 a
                                                   --------      ---------
                                                        (In Thousands)
Cash flow from operating activities:
Net income (loss)                                  $    109      $ (18,116)
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
  Depreciation and amortization                      37,059         17,733
  Exploration expenses                                6,411         14,533
  Gain on sale of property, plant and equipment      (3,105)          (447)
  Reclamation and mine shutdown expenditures         (7,351)           -
  Change in assets and liabilities, net of effects
    of acquisitions:
  (Increase) decrease in working capital
    Accounts receivable                               2,244         10,291
    Accounts payable and accrued liabilities          6,691         (1,120)
    Inventories and prepaid expense                  (4,274)           585
  Other                                              (2,256)         2,753
                                                   --------      ---------
Net cash provided by operating activities            35,528         26,212
                                                   --------      ---------
Cash flow from investing activities:
Exploration and development expenditures            (28,960)       (49,750)
Cash and cash equivalents acquired from
 Freeport Sulphur, net of Merger costs                  -           17,699
Purchase of oil and gas properties,
 net of properties sold                             (26,408)b       (5,037)
Proceeds from the disposition of sulphur
 property, plant and equipment                       11,059            -
Other                                                 1,692            157
                                                   --------      ---------
Net cash used in investing activities               (42,617)       (36,931)
                                                   --------      ---------
Cash flow from financing activities:
Purchase of McMoRan common stock                    (26,367)           -
Borrowings on revolving credit facility, net         14,000            -
Proceeds from exercise of stock options               1,973            293
Merger costs and other                                 (333)          (907)
                                                   --------      ---------
Net cash used in financing activities               (10,727)          (614)
                                                   --------      ---------
Net decrease in cash and cash equivalents           (17,816)       (11,333)
Cash and cash equivalents at beginning of year       17,816         29,149
                                                   --------      ---------
Cash and cash equivalents at end of year           $    -        $  17,816
                                                   ========      =========

a. Includes the results of Freeport Sulphur on and after November
   17, 1998.
b. Includes the $32.8 million purchase of oil and gas interests from Phosphate Resource Partners Limited Partnership, less sales of other oil and gas interests.


                                      SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         McMoRan Exploration Co.

                                        By: /s/ C. Donald Whitmire, Jr.
                                            --------------------------
                                               C. Donald Whitmire, Jr.
                                            Vice  President & Controller -
                                                Financial Reporting
                                              (Authorized signatory)


      Date: January 20, 2000